Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     In my capacity as your Assistant General Counsel & Corporate Secretary, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about September 15, 2008, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of your common stock, par value $0.01 (the “Shares”) issuable pursuant to your 1999 Stock Incentive Plan, as amended (the “Plan”). I have also reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.
     With respect to matters set forth below, I express no opinion as to the laws of any state or jurisdiction other the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     Subject to the foregoing, I am of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements contemplated to be entered into with recipients in respect of such Shares, will be legally and validly issued, fully paid and nonassessable.
     In addition, I consent to your attachment of this opinion to the Registration Statement and further consent to the use of my name wherever it may appear the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Timothy R. Watts
Timothy R. Watts, Esq.
Assistant General Counsel & Corporate Secretary
September 19, 2008